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                                                                   EXHIBIT 3(g)

                    AMENDED AND RESTATED
                  ARTICLES OF INCORPORATION
                             OF
               MATTHEWS STUDIO EQUIPMENT GROUP

                          ARTICLE I
          The name of this corporation is Matthews Studio
Equipment Group.

                         ARTICLE II

          The primary business in which this corporation proposes to initially engage is the business of manufacturing, buying, selling, distributing and dealing in ties of all kinds and description and any other business incident or auxiliary thereto.

                         ARTICLE III

          The general purposes for which this corporation is formed are:

          1. To manufacture, buy, sell, distribute and deal in clothing, headwear, footwear, gloves and wearing apparel of every description, and any and all materials or articles required for, or used or useful in connection with, all or any of the objects aforesaid.

          2.   To manufacture, buy, import, export or
otherwise acquire, own, handle, sell, trade, deal in and deal with, commodities and supplies of every kind, class and description, and generally to carry on all or any of the business of broker, factor, shipping and commission merchant and warehouseman.

          3. To buy, lease, exchange and otherwise acquire, and to own or hold, deal in, sell, mortgage or otherwise encumber and dispose of, personal property of any kind or character, and any and all rights therein.

          4. To erect and construct, make, improve or aid in or subscribe toward the construction, making and improving of stores, mills, factories, warehouses and buildings of every kind in the State of California, or elsewhere.

          5. To borrow money, to contract debts, and to issue bonds, debentures, debenture bonds, notes, or other obligations of this corporation from time to time for any of the objects or purposes of this corporation, and to issue the same without security or to secure the same by mortgage, pledge, deed of trust, or otherwise.

          6. To lend money on the security of mortgages, deeds of trust, pledges or other hypothecations of real and personal property, or without security.
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          7.   To enter into and make, perform and carry out
contracts of every kind and description made for any lawful purpose, without limit as to amount, with any person, firm, association or corporation, either public or private, or with any municipality, county, state, territory, colony, province, nation, government or agency or subdivision thereof.

          8. To draw, make, accept, endorse, discount, execute, and issue promissory notes, drafts, bills of exchange, warrants, and other negotiable or transferable instruments.

          9. To sell or exchange the capital stock of this corporation hereby created, or any part thereof, for the capital stock of other corporations, and for other property or rights, as this corporation may deem necessary for the purposes thereof and the prosecution of its business.

          10. To guarantee the payment of dividends upon stock or interest upon bonds, notes and other evidences of indebtedness or obligations or the performance of the contracts or other obligations or any corporation (domestic or foreign, public, quasi-public, or private), co-partnership, association, syndicate, firm or individual to such extent as may be permitted by law.

          11. To purchase, hold, sell and transfer, trade and deal in, reissue or cancel, shares of its own capital stock, bonds, debentures and other obligations of this corporation, secured or unsecured, from time to time, in the manner and to the extent now or hereafter authorized or permitted by the laws of the State of California.

          12.  To subscribe for, purchase or otherwise
acquire, and to own, hold, sell, hypothecate, or dispose of shares of stock, bonds, or other securities or obligations of any person or corporation, and while such owner to exercise all of the rights and powers incidental thereto, including the right to vote therein.

          13. To do a general financial, industrial, mining, manufacturing, shipping, importing and exporting, brokerage, merchandising, farming business, and to engage in any other business or transaction permitted by the laws of the State of California to any commercial corporation.

          14. To have one or more offices and to carry on all or any of the objects and purposes herein enumerated, and to conduct the business of the corporation, in all of the States of the United States of America, the District of Columbia, the territories of the United States, foreign countries, and their colonies, and in any part of the world, and as principal, agent, contractor, or otherwise, and by or through trustees, agents or otherwise, and either alone or in partnership with
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or in conjunction with or for the joint account of the
corporation, and any company, firm, association or individual, and to do all such other things as are incidental or conducive to the attainment of the above objects and purposes, or any of them, or necessary or incidental to the protection and benefit of the corporation.

          15. In general, to carry on any other lawful business whatsoever in connection with the foregoing or which is calculated directly or indirectly to promote the interest of the corporation or to enhance the value of its properties, and to have and exercise any and all of the powers and privileges which are now or may hereafter be conferred by the laws of the State of California, upon corporations formed under the laws pursuant to and under which this corporation is formed, as such laws are now in effect or may at any time hereafter be amended or supplemented, and to do any and all things hereinabove set forth to the same extent as natural persons might or could do.

          The foregoing clauses shall be construed both as objects and purposes, and as powers, and it is hereby expressly provided that the foregoing enumeration of specific objects and purposes shall not be held in any manner to limit or restrict the powers of the corporation.

                         ARTICLE IV

          The number of directors of this corporation shall be not less than five nor more than nine, the exact number of which shall be fixed by a bylaw adopted by the board of directors.

                          ARTICLE V

          The total number of shares which this corporation shall have authority to issue is twenty-one million (21,000,000) shares consisting of twenty million (20,000,000) shares of Common Stock No Par Value and One Million (1,000,000) shares of Preferred Stock without par value. The designations and the powers, preferences and relative, participating, optional or other special rights, and qualifications, limitations or restrictions thereof, of the Preferred Stock of the corporation shall be established by a Board of Directors resolution in accordance with the provisions of the California statutes. The currently in effect rights, preferences, powers, qualifications, limitations and restrictions granted to or imposed upon the Preferred Stock are set forth in Article VIII below.

                         ARTICLE VI

          This corporation reserves the right to amend, alter, change, add to or repeal any provision contained in these Articles of Incorporation, in the manner now or hereafter
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prescribed by law, and all rights and powers conferred by
these Articles of Incorporation on shareholders, directors and officers are granted subject to this reservation.

                         ARTICLE VII

          1. The liability of directors of the corporation for monetary damages shall be eliminated to the fullest extent permissible under California law.

          2. The corporation is authorized to provide indemnification of agents (as defined in Section 317 of the California Corporations Code) through Bylaw provisions, agreements with agents, vote of shareholders or disinterested directors, or otherwise, to the fullest extent permissible under California law.

                        ARTICLE VIII

     The following is a full restatement of the rights, preferences, powers, qualifications, limitations and restrictions granted to or imposed upon the Preferred Stock, no par value (the "Preferred Stock") or the holders thereof, which shall consist of and be limited to a total number of one million shares authorized for issuance.


     1. Definitions. For purposes of this Article VIII, the following definitions shall apply:

          "Affiliate" shall mean, with respect to any person, any person that directly or indirectly through one or more intermediaries Controls, is Controlled by or is under common
Control with such person.

          "Control" shall mean ownership of a majority of the capital stock or interests in another Person.

          "EP" shall mean ING Equity Partners, L.P. I, a
Delaware limited partnership, or any of its Affiliates.

          "Liquidation Value" has the meaning set forth in
Section 4 hereof.

          "Securities Purchase Agreement" shall mean the Purchase Agreement between the corporation and EP, as such agreement may from time to time be amended in accordance with its terms.

          "Subsidiary" shall mean any corporation of which the shares of stock having a majority of the general voting power in electing the board of directors are, at the time as of which any determination is being made, owned by the corporation either directly or indirectly through Subsidiaries.
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          "Triggering Event" shall have the meaning set forth
in Section 2(a) below.

          "Warrants" shall mean the Warrants of the corporation exercisable for shares of Common Stock issued to EP pursuant to the Securities Purchase Agreement.

     2.   Voting Rights.

          (a) Prior to Triggering Event. Except for those voting rights expressly required by law or with regard to any amendment to the corporation's Articles of Incorporation to alter or change, directly or indirectly, the powers, designations, preferences or special rights relating to the shares of the Preferred Stock, holders of the Preferred Stock shall have no voting rights unless and until an Event of Default, as that term is defined in the Securities Purchase Agreement, shall have occurred and be continuing (a "Triggering Event").

          (b) Occurrence of Triggering Event. Upon the occurrence of a Triggering Event, and until such Triggering Event shall have been remedied to the satisfaction of a majority of the holders of the Preferred Stock, each holder of the Preferred Stock shall be entitled to vote together with the Common Stock and any other voting stock of the corporation on all matters submitted to the corporation's shareholders for consideration, vote or approval, in the manner set forth in this Section 2(b). The holders of the Preferred Stock will have in the aggregate, and will be entitled to cast in the aggregate, a number of votes equal to the number of votes to which the shares of Common Stock, issuable upon exercise of the then unexercised portion of the Warrants outstanding and held by holders of the Preferred Stock as of the date the shareholders' meeting is called or the date the written consent is solicited, would be entitled, if such Warrants had been exercised. Each holder of the Preferred Stock will have, and will be entitled to cast, a pro rata number of the votes accorded to the holders of the Preferred Stock in the aggregate, as set forth in the preceding sentence, determined based on the ratio that the number of shares of Preferred Stock held by such holder as of the date the shareholders' meeting is called or the date the written consent is solicited, bears to the aggregate number of shares of Preferred Stock that are issued and outstanding as of such date.

     3. Dividends. The holders of the Preferred Stock shall not be entitled to receive dividend payments at any time.

     4. Liquidation. Upon any liquidation, dissolution or winding up of the corporation, before any distribution or payment is made upon any shares of any other class of capital stock of the corporation, the holders of Preferred Stock will
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be entitled to be paid an amount equal to the Liquidation
Value per share, and shall not be entitled to receive any further distribution or payment. Neither the consolidation nor merger of the corporation into or with any other corporation or corporations, nor the sale or transfer by the corporation of all or any part of its assets, nor the reduction of the capital stock of the corporation, shall be deemed to be a liquidation, dissolution or winding-up of the corporation within the meaning of any of the provisions of this Section 4. The "Liquidation Value" of each share of Preferred Stock will be $100 per share.

     5.   Mandatory Redemption.

          (a) Triggering Event. In the event that the Warrants are fully exercised, then simultaneously with such exercise, the corporation shall redeem the outstanding shares of Preferred Stock; however, the Preferred Stock will not be redeemed until such time as the Warrants are exercised in full.

          (b) Redemption Price. On the date of redemption, upon surrender by the holders at the corporation's principal office of the certificate representing the shares of the Preferred Stock, the corporation will pay to the holders an amount in cash equal to the Liquidation Value.

          (c)  Cancellation of Redeemed Stock.  The shares of
Preferred Stock redeemed pursuant to this Section 5 shall be cancelled and shall not under any circumstances be reissued.

     6. Replacement. Upon receipt of evidence reasonably satisfactory to the corporation (an affidavit of the registered holder will be satisfactory) of the ownership and the loss, theft, destruction or mutilation of any certificate evidencing the shares of Preferred Stock, and in the case of any such loss, theft or destruction, upon receipt of indemnity reasonably satisfactory to the corporation (provided that if the holder is an institutional investor its own agreement will be satisfactory), or, in the case of any such mutilation upon surrender of such certificate, the corporation will (at its expense) execute and deliver in lieu of such certificate a new certificate of like kind representing shares of Preferred Stock, dated the date of such lost, stolen, destroyed or mutilated certificate.

     7. Notices. All notices will be in writing and will be delivered by registered or certified mail, return receipt requested, postage prepaid and will be deemed to have been given when so mailed (i) to the corporation, at its principal executive offices and (ii) to the holders of the Preferred Stock, at such holders' addresses as they appear in the stock records of the corporation (unless otherwise indicated by such holders).